Exhibit K

NOMINATION AGREEMENT

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Dear [            ]:

This letter agreement dated [            ] (this “Agreement”), is with reference to your agreement to become a nominee (a “Nominee”) of Retail and Restaurant Growth Capital, L.P., a Delaware limited partnership, and Stratford Capital Partners, L.P., a Texas limited partnership, jointly (the “Nominating Parties”), for election as a director of Teletouch Communications, Inc., a Delaware corporation (the “Company”), in respect of the Company’s 2012 annual meeting of shareholders or any special meeting of stockholders of the Company called for a similar purpose.

You agree to be named as a Nominee in all materials prepared by the Nominating Parties in connection with any solicitation of proxies from the Company’s stockholders (the “Proxy Solicitation”), including, without limitation, all materials required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder to be disclosed in a consent solicitation statement, and any other materials prepared by the Nominating Parties in connection with any Proxy Solicitation (collectively, the “Proxy Statement”). You further agree to (i) provide true and complete information concerning your background, experience, abilities and integrity as may be requested from time to time by the Nominating Parties (including, without limitation, all information required for the Proxy Statement), and (ii) not to omit information that may be material to an understanding of your background, experience, abilities and integrity. In addition, you agree that, concurrently with your execution of this Agreement, you will execute a letter in the form attached as Exhibit A, in which you consent to being a Nominee, consent to being named in the Proxy Statement as a Nominee and, if elected, consent to serving as a director of the Company. You agree such consent, this Agreement and the information required hereunder may be disclosed by the Nominating Parties in the Proxy Statement or otherwise. You agree that, if elected, to serve as a director of the Company, and in that capacity to act in the best interests of the Company and its stockholders and to exercise your independent judgment in accordance with your fiduciary duties in all matters that come before the board of directors of the Company (the “Board”). You agree that you will promptly provide the Nominating Parties with (A) any updates to the information you have previously supplied to the Nominating Parties in order to satisfy your obligations hereunder and (B) such additional information as may reasonably be requested by the Nominating Parties in connection with your nomination for election to the Board.

Each of us recognizes that should you be elected to the Board of Directors of the Company, all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duty to the stockholders of the Company and, as a result, that there is, and can be, no agreement between you and the Nominating Parties which governs the decisions which you will make as a director of the Company.

Notwithstanding anything in this Agreement to the contrary, the Nominating Parties are not obligated to nominate you to the Board or to commence or complete any Proxy Solicitation.

The Nominating Parties agree that for the period starting from the date of this Agreement and ending at the earlier of (a) your election to the Board (or if the election or qualification of members to the Board is contested on any grounds, such later date that such contest is resolved) and (b) the date you have been notified by the Nominating Parties that they will not commence the Proxy Solicitation or have abandoned the Proxy Solicitation or will not nominate you to the Board or that the requisite number of votes for your election to the Board has not been obtained, the Nominating Parties will (i) promptly reimburse you upon your request, for all reasonable documented out-of-pocket expenses (including business class air travel and lodgings) incurred in the performance of your responsibilities as a Nominee, and (ii) directly pay for your reasonable documented legal fees and out of pocket expenses incurred by legal counsel selected by you and the Nominating Parties. Stratford Capital Partners, L.P. shall be severally responsible for reimbursing 60% of the fees and expenses referred to in clauses (i) and (ii) of the preceding sentence and Retail and Restaurant Growth Capital, L.P. shall be severally responsible for reimbursing 40% of such fees and expenses.

Notices under this Agreement shall be in writing and delivered by facsimile transmission, email or by a nationally-recognized overnight courier with tracking capability (a) if sent to you, to the number or address set forth above under your name, and (b) if sent to the Nominating Parties, to the number or address indicated in the signature pages below. This Agreement (i) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles; (ii) contains the entire understanding of the parties with respect to the subject matter contained herein and may not be modified or amended except by mutual written consent; and (iii) shall inure to the benefit of and be binding upon the parties and their respective heirs, representatives, successors, and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by either party without the prior written consent of the other party; provided, however, that the Nominating Parties may, in their discretion, assign any or all of its rights, interests or obligations hereunder to the Company. This Agreement may be executed in multiple counterparts, each of which will be deemed an original for all purposes and all of which shall constitute a single instrument. Delivery of an executed signature page of this Agreement by facsimile or email shall be effective as delivery of a manually executed counterpart hereof.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement.

RETAIL & RESTAURANT GROWTH CAPITAL, L.P.

By:	Retail & Restaurant Growth Partners, its general partner

By:	Retail & Restaurant Growth Management, Inc., its general partner

By:
Name:
Title:

STRATFORD CAPITAL PARTNERS, L.P.

By:	Stratford Capital GP Associates L.P., its general partner

By:	Stratford Capital Corporation, its general partner

By:

Name:

Title:

Accepted and agreed to as of

the date first shown above:

By:
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Exhibit A

CONSENT OF NOMINEE

The undersigned hereby consents to being named as a nominee for election as a director of Teletouch Communications, Inc., a Delaware corporation (the “Company”), in any proxy statement to be filed with the Securities and Exchange Commission and distributed to stockholders of the Company by Retail and Restaurant Growth Capital, L.P. and Stratford Capital Partners, L.P., and affiliates thereof (the “Participants”), and in other materials in connection with the solicitation of proxies by the Participants from stockholders of the Company to be voted at the 2012 annual meeting of stockholders of the Company or any special meeting of stockholders of the Company called for a similar purpose, and any adjournment thereof, and further consents to serve as a director of the Company, if elected.

Dated: [            ]

By:
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